Exhibit 4.33

PROXY AGREEMENT

This Proxy Agreement (this “Agreement”) is entered into between the following two parties in Beijing, PRC on April 23, 2012.

Party A: Liang Zhixiang, a citizen of the People’s Republic of China (the “PRC”)

Party B: Baidu Online Network Technology (Beijing) Co., Ltd., a wholly foreign-owned enterprise registered in Beijing, PRC under the laws of the PRC

WHEREAS

1.	Party A is a shareholder of BaiduPay Science and Technology Co., Ltd. (the “Company”) which established on February 27, 2008 and owns 9% of the equity interests.

2.	Party A is willing to entrust the person designated by Party B with full authority to exercise his shareholder’s voting right at the Company’s shareholders’ meetings.

NOW THEREFORE, the parties agree as follows:

1.	Party A hereby agrees to irrevocably entrust the person designated by Party B to exercise on his behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party A’s equity interests in the Company and the appointment and election of the directors (or executive directors) of the Company.

2.	Party B agrees to designate a person to accept the entrustment by Party A pursuant to Article 1 of this Agreement, and such person shall represent Party A in the exercise of Party A’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

3.	Party A hereby acknowledges that, regardless how his equity interests in the Company will change, he shall entrust the person designated by Party B with all of his shareholder’s voting rights and other shareholder’s rights.

4.	Party A hereby acknowledges that if Party B withdraws the appointment of the relevant person to whom Party A has entrusted his shareholder’s voting rights and other shareholder’s rights, he will withdraw his authorization for this person and authorize other persons designated by Party B to exercise his shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company.

5.	This Agreement shall become effective as of the date it is duly executed by the parties’ authorized representatives.

6.	The term of this Agreement shall be unlimited unless Party B notify to terminate this Agreement in the form of written notice.

7.	Any amendment to, and/or cancellation of, this Agreement shall be agreed by the parties in writing.

Liang Zhixiang

Signature:             /s/ Liang Zhixiang

Baidu Online Network Technology (Beijing) Co., Ltd.

Authorized Representative: Wang Zhan

Signature:             /s/ Wang Zhan

Seal:                     /s/ Baidu Online Network Technology (Beijing) Co., Ltd.

This Agreement is agreed and accepted by:

Beijing BaiduPay Science and Technology Co., Ltd.

Authorized Representative: Liang Zhixiang

Signature:             /s/ Liang Zhixiang

Seal:                     /s/ Beijing BaiduPay Science and Technology Co., Ltd.